UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Microsoft Corporation

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Note: The attached materials, excerpted from materials distributed to Microsoft employees after the announcement of the $3.00 per share special dividend conditionally declared on July 20, 2004, are being distributed beginning September 16, 2004, to certain institutions to inform them about the proposed adjustments to outstanding equity compensation awards in connection with the proposed special dividend.

Each of the Company’s named executive officers and directors may be deemed to be a participant in the Company’s solicitation of proxies for the 2004 Annual Meeting. Information regarding the names and interests of individuals who may be deemed participants in the solicitation of proxies of the Company’s shareholders will be contained in Schedule 14A to be filed by the Company with the Securities and Exchange Commission.

Shareholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the Web site maintained at the SEC at http://www.sec.gov/ or on the Company’s Web site at http://www.microsoft.com/msft/. Shareholders are advised to read the Proxy Statement when it is available because it contains important information.

Impact of the Special Dividend

Shareholder Impact

The special dividend means that shareholders will receive a $3 per share special one-time payment or reinvestment for every share held as of the special dividend record date. This payment will occur December 2, 2004. As outlined below, the company has made the special dividend conditional on shareholder approval of plan amendments that will allow the Board to adjust your outstanding stock options and unvested stock awards in order to ensure that you are not negatively impacted as a result of the special dividend.

Example: Here’s how the special dividend would work, using hypothetical figures. Before payment of a special dividend, a shareholder owns one share worth $27. According to financial theory (and disregarding any impact of other market events), after the special dividend is paid the shareholder will own one share worth $24, plus cash in hand of $3. Net, the shareholder’s value of $27 has not changed ($24 + $3 = $27). The company has an assumed market value of $270 billion before the dividend. Assuming the company has $55 billion of cash and equivalents, the value of the company’s operations is $215 billion before and after the cash payment. See the chart below for more detail.

Hypothetical Example:

Stock Price*	$27
Special Dividend Amount Paid	- 3
Stock Price Post-Dividend	= $24
Total Shares Outstanding	10 Billion
Total Cash & Equivalents	$55 Billion

* To be determined by the November 12, 2004 closing price

Today
Post-Dividend
Cash & Equivalents $55 Billion
$270 Billion Assumed Market Value ($27 per share)
Value of Operations² $215 Billion
= $270 Billion ($27 per share)
Special Dividend $30 Billion
$30 Billion ($3 per share Cash to Shareholders)
Cash & Equivalents¹ $25 Billion
+
$240 Billion Assumed Market Value ($24 per share)
Value of Operations² $215 Billion
= $270 Billion ($27 per share)

[1] Cash will be used for the company's ongoing capital requirements, including the announced stock buyback.

[2] Assumed market value of the company not including cash and cash equivalents.

Adjusting Employee Stock Options and Stock Awards

In theory (and disregarding other events that may affect financial markets), when a company makes a special one-time payout to shareholders, its stock price declines by the amount of the dividend once the deadline for eligibility to receive the dividend passes. For shareholders, that stock price decline is offset by the cash received in the form of the dividend. Because employee stock options and unvested stock awards are not eligible to receive a dividend, the Board has made the special dividend conditional on shareholder approval of amendments to the employee stock plans so that the Board can make adjustments designed to ensure that you are not negatively impacted as a result of the special dividend.

Steps to Address Impact to Stock Awards

Summary: Your vested stock awards will be eligible for the dividend distribution if you continue to hold them through the ex-dividend date; any unvested stock awards will not. Since the special dividend payout will reduce the overall value of the company, employees holding unvested stock awards will receive an upward adjustment in their number of stock awards to preserve the pre-dividend value of the award. This result is illustrated by the example below. Additional shares will vest over the remaining vesting dates. The total value of the award will remain constant (again, disregarding any impact of other market events).

Steps to Address Impact to Stock Options

Summary: To preserve the pre-dividend value of employee stock options, the strike price of outstanding options will be adjusted downward, and the number of options will be adjusted upward. The additional options will be vested and unvested in proportion to the vesting status of the existing options. Unvested options resulting from the adjustment will vest over the remaining vest dates. If the stock option grant is fully vested at the time of the adjustment, the additional options will also be fully vested. An example of how these changes would work is illustrated below.

Please note, that while the stock option adjustment is applicable to the majority of employees, there are some exceptions due to local tax laws. Microsoft intends to pursue rulings or other alternatives in Australia, Belgium, Canada, Denmark, France, Israel, Italy, and The Netherlands in order to attempt to mitigate potential unfavorable tax treatment. If you are located in one of these countries, you can find country-specific information here.

Example – “In-the-money options” (options where strike price is currently BELOW the market price)

In this example, the strike price is $20, the stock price is $27, and the employee holds 100 outstanding options. There are two ways to look at the value of these options. Options, from a theoretical economic perspective, derive their value based upon the current price of the stock, strike price of the option, expiration date, variability of the underlying stock, interest rates, and other factors. The most widely used method for calculating this “economic value” is called the Black-Scholes model. Under the Black-Scholes model, the options in this example have an economic value of $7.85 per share. Another way of looking at these options is that each option is currently $7 in-the-money. Whichever way you look at the value of these options, payment of the special dividend would have the effect of reducing that value because of the expected reduction in stock price following the special dividend. (If the stock price post-dividend is $24, the options would have a Black-Scholes value of $6.95 per share, disregarding any market impact of other events.) This is why the company is taking steps designed to ensure that you have the same value before and after the special dividend, by reducing the strike price and increasing the number of options.

In this example, after the adjustments the employee would have 113 options, each with a strike price of $17.78, resulting in the same potential value to the employee as before the one-time special dividend payment.

Example – “Underwater” / “Out-of-the-money-options” (options where strike price is currently ABOVE the market price)

In this example, the strike price is $40, the stock price is $27, and the employee holds 100 outstanding options. There are two ways to look at the value of these options. Options, from a theoretical economic perspective, derive their value based upon the current price of the stock, strike price of the option, expiration date, variability of the underlying stock, interest rates, and other factors. The most widely used method for calculating this “economic value” is called the Black-Scholes model. Under the Black-Scholes model, the options in this example have an economic value of $0.25 per option. Another way of looking at these options is that each option is $13 out of the money. Whichever way you look at the value of these options, payment of the special dividend would have the effect of reducing that value (or pushing these options further out of the money) because of the expected reduction in stock price following the special dividend. (If the stock price post-dividend is $24, the options would have a Black-Scholes value of $0.22 per share, disregarding any market impact of other events.) This is why the company is taking steps designed to ensure that you have the same value before and after the special dividend, by reducing the strike price and increasing the number of options.

In this example, after the adjustments the employee would have 113 options, each with a strike price of $35.56, resulting in the same potential value to the employee as before the one-time special dividend payment.

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